Exhibit 99.1

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES APPLICATION TO

OPEN BRANCH IN SANDPOINT IDAHO

SPOKANE, Wash.—(BUSINESS WIRE)—December 12, 2005—AmericanWest Bancorporation (NASDAQ: AWBC) today announced the filing of an application by its banking subsidiary, AmericanWest Bank (AWB), with the Washington State Department of Financial Institutions and the Federal Deposit Insurance Corporation (FDIC) for approval to open a de novo branch in Sandpoint, Idaho.

Contingent upon regulatory approval of this application, AWB will finalize a ground lease for a temporary branch site at 710 Superior Street, Sandpoint, and begin the process of building a permanent office on the west side of Fifth Avenue between Fir Street and Larch Street. Upon completion of construction, the branch shall be relocated to the permanent site just a few blocks away.

“Bringing AmericanWest Bank to Sandpoint will help to elevate and strengthen our presence in North Idaho,” said President and CEO Robert M. Daugherty. “By extending our geographic reach north along Highway 95 we are better positioned to offer our clients access to service and will enhance our ability to attract new business, ultimately contributing to increased profitability.”

“Adding Sandpoint to our footprint is in-line with our business strategy to expand within our established markets,” Daugherty said. “This location will be a nice complement to our existing presence in North Idaho.”

Sandpoint would mark the tenth AWB location in Idaho. Other growth projects currently underway in this area include expanding the Hayden Financial Center and establishing a Financial Center in Coeur d’Alene, which was announced last month and is set to open in early 2006.

If the Sandpoint application is approved, a temporary facility will be open for business late first quarter or early second quarter, 2006, with the permanent building expected to be completed later that year.

AmericanWest Bancorporation is a community bank holding company with 44 offices located in Eastern Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

AMERICANWEST BANCORPORATION
CONTACT:	Robert M. Daugherty	President and CEO
	Diane L. Kelleher	Chief Financial Officer
(509) 467-6993